Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 14, 2022 relating to the financial statements of SeaStar Medical, Inc. included in the Proxy Statement/Prospectus of LMF Acquisition Opportunities, Inc., which is part of this Registration Statement on Form S-4. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ ArmaninoLLP

Bellevue, Washington

September 21, 2022